UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

August 15, 2008

ECHELON CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-29748	77-0203595
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

550 Meridian Avenue

San Jose, California 95126

(Address of principal executive offices, including zip code)

(408) 938-5200

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

The Board of Directors of Echelon Corporation (the “Company”), together with its Compensation Committee and Audit Committee, has approved an arrangement whereby the Company will reimburse its Chairman and Chief Executive Officer, M. Kenneth Oshman, for 50% of the costs incurred by Mr. Oshman for his private plane or charter aircraft travel on Company business. Such costs include flight charges (subject to any discounted rate that may apply), fuel, fuel surcharges, landing fees, crew costs and related expenses. Mr. Oshman from time to time uses his private plane or charter aircraft for Company business for himself and any employees that accompany him. Historically, the Company had reimbursed Mr. Oshman for the cost of first class commercial air travel services for himself and any Company employees who accompanied him on private aircraft travel. Had the newly approved arrangement been in place since the beginning of 2008, the amounts reimbursed by the Company for the first half of this year would have been approximately $185,000 more than the amount actually reimbursed under the Company’s prior arrangement with Mr. Oshman. Future reimbursement amounts will depend on the travel needs of the Company’s business. The Audit Committee will review the reimbursement arrangement regularly and in any event at least annually.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ECHELON CORPORATION

By:	/s/ Oliver R. Stanfield
Oliver R. Stanfield
Executive Vice President and
Chief Financial Officer

Date: August 19, 2008